Integra Bank Corporation Reports Third Quarter 2010 Results

EVANSVILLE, INDIANA – November 10, 2010 – Integra Bank Corporation (Nasdaq Global Market: IBNK), the parent company of Integra Bank N.A. (“Integra Bank”), today reported financial results for the third quarter of 2010.

The net loss available to common shareholders for the third quarter of 2010 was $17.3 million, or $0.84 per diluted share, compared to a loss of $10.2 million, or $0.49 per diluted share for the second quarter of 2010.  The provision for loan losses was $26.2 million, up $6.9 million from $19.3 million during the second quarter of 2010, while net charge-offs totaled $26.9 million, or 6.43% of total loans on an annualized basis, a $14.7 million increase from $12.2 million, or 2.49% of total loans annualized for the second quarter of 2010.   Non-performing assets declined $17.5 million, or 6.6% from June 30, 2010 and were $247.6 million.

The net interest margin was 2.08% for the third quarter of 2010, compared with 2.32% for the second quarter of 2010, while net interest income declined $2.5 million to $11.5 million.  Non-interest income for the third quarter of 2010 was $27.4 million, an increase of $8.9 million from the second quarter of 2010 and included $11.2 million of premiums on sales of deposits realized from third quarter branch sales, after consideration of a write-off of $3.0 million of core deposit intangible assets, as well as a gain on the sale of divested loans of $9.5 million.  Non-interest expense for the third quarter 2010 was $28.8 million, an increase of $6.3 million from the second quarter of 2010, and included increases in professional fees related to branch sales and loan and other real estate owned costs.

During the third quarter, Integra Bank completed the sale of twelve banking centers, along with groups of commercial loans, in three transactions with First Security Bank, FNB Bank, Inc., and Citizens Deposit Bank and Trust.  These transactions included approximately $238.2 million in loans and $307.7 million in deposits, while generating deposit premiums of approximately $11.2 million, after giving effect to a write-off of $3.0 million of core deposit intangible assets arising from the transaction.  These three transactions improved Integra Bank’s tier 1 and total risk-based capital ratios by approximately 216 basis points, and its tier 1 leverage ratio by approximately 87 basis points.  The transactions also increased the Company’s tangible common equity to tangible assets ratio by approximately 58 basis points.

“Our plans to shrink the footprint of Integra Bank through sales of clusters of branches and performing and non-performing loans has met our operational and capital objectives and is essentially complete,” stated Mike Alley, Chairman and CEO.  “We will continue to seek buyers for our Chicago-area branches, but that is not a key component of our capital plan,” Alley added.

The allowance to total loans was 6.56% at September 30, 2010, while the allowance to non-performing loans was 45%.  The increase in the allowance for loan losses to total loans is due in part to the reduction in the loan portfolio resulting from the three branch sale transactions and other payoffs and paydowns of performing loans.  Non-performing loans decreased $18.7 million to $212.7 million, or 14.6% of total loans, compared to $231.3 million, or 12.8% of total loans, including loans held for the branch divestitures pending at June 30, 2010.  The decrease in non-performing loans was primarily due to a decline in the amount of additional loans being classified as non-performing, coupled with net charge-offs of $26.9 million.

On August 16, 2010, Integra Bank received a Capital Directive issued by the Office of the Comptroller of the Currency (“OCC“) dated August 12, 2010.  Under the terms of the Capital Directive, the Bank is required, within 90 days, to achieve and maintain a total risk-based capital ratio of at least 11.5% and a tier 1 leverage capital ratio of at least 8%.   Integra Bank has provided the OCC with a capital plan covering a three-year period that describes steps the Company is taking to achieve the required minimum capital ratios. While capital raising efforts are ongoing, the Company does not anticipate that Integra Bank will meet those levels by the end of the 90 day period.

“Our third quarter results reflect the first decrease in non-performing assets since the third quarter of 2006,” stated Alley. “We are disappointed, however, in the magnitude of our net loss for the quarter which was primarily attributable to increased deterioration of valuations of commercial real estate, particularly for unimproved land held as other real estate owned or as collateral securing commercial real estate loans.  As we previously disclosed, we adjust the carrying value of non-performing assets as we receive updated appraisals.  In today’s depressed commercial real estate markets, that has  increased our loan and OREO expense and loan reserves.  We continue to pursue aggressive disposition strategies for all of these assets which further contributed to a significant loan loss provision and increased level of net charge-offs,” added Alley.

“On the capital front, we recently reported we are actively engaged in discussions with private investors and private equity firms about investing in our company” Alley further commented.  “While we do not expect to meet the required capital levels set forth in the OCC Capital Directive within the 90 day requirement, we are keeping our regulators fully informed of our efforts to raise capital and we hope to announce more definitive information later this year,” Alley added.

Commercial loan average balances decreased $199.6 million in the third quarter of 2010, including a decline in commercial real estate and construction and land development loans of $143.4 million.  Commercial real estate loan balances, including construction and land development, at September 30 were $689.9 million, $139.6 million or 16.8% less than the June 30 balance of $829.5 million.  Low cost deposit average balances decreased $134.1 million during the third quarter of 2010, primarily due to the effect of the second and third quarter branch sales.

Net interest income was $11.5 million for the third quarter of 2010, compared to $13.9 million for the second quarter of 2010, while the net interest margin decreased 24 basis points to 2.08%.  The decline in net interest income reflects the lower amount of earning assets and related funding that resulted from the two second quarter and three third quarter branch sales.  The yield on earning assets decreased 19 basis points during the third quarter of 2010, while liability costs increased by 5 basis points.  The decrease in the net interest margin was primarily due to the lower level of earning assets, lower securities yields and an increase in average cash levels of $85.1 million, partially offset by lower retail funding costs.

Non-interest income was $27.4 million for the third quarter of 2010, compared to $18.5 million for the second quarter, and included $11.2 million of premiums on sales of deposits realized from the third quarter branch sales net of a core deposit intangible write-off, a gain on the sale of divested loans of $9.5 million, other-than-temporary securities impairment of $0.6 million and a decline in deposit service charges of $0.9 million from the second quarter.  The second quarter of 2010 included $4.4 million of premiums on sales of deposits realized from the second quarter branch sales and securities gains of $3.4 million.

Non-interest expense was $28.8 million for the third quarter of 2010, compared to $22.5 million for the second quarter.  Loan and other real estate owned expenses increased $4.4 million to $5.8 million and included $4.5 million of writedowns to assets within that portfolio.  Non-interest expense for the third quarter also included legal and investment banking fees related to the third quarter branch sales of $2.1 million.

The Company recognized $7.0 million of additional valuation allowance expense during the third quarter of 2010 to offset the tax benefit which resulted from its reported loss.

Integra Bank’s total risk-based capital ratio was 9.34%, an increase of 101 basis points from June 30, 2010, its tier 1 risk-based capital ratio increased 100 basis points to 8.02% and its tier 1 leverage ratio decreased 22 basis points to 4.31%.  Integra Bank continues to meet the minimum capital levels to be considered adequately capitalized.  The positive impact of the third quarter branch sale transactions and loan paydowns were partially offset by the quarter’s net loss exclusive of the branch sales.  At September 30, June 30 and March 31, 2010, the Company had not met the minimum capital levels necessary for it to be considered adequately capitalized.  Its tangible common equity to tangible assets ratio declined 62 basis points during the third quarter of 2010 to (2.08)%.

Conference Call

Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on Wednesday November 10, 2010, at 9:00 a.m. CT. The telephone number for the conference call is 877-212-6067, confirmation code 23604113.  The conference call will also be available by webcast at http://www.integrabank.com.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of September 30, 2010, Integra Bank had $2.6 billion in total assets.  Integra Bank currently operates 52 banking centers and 100 ATMs at locations in Indiana, Kentucky and Illinois.  Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK.  Additional information may be found at www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:  (1) the results of examinations of us by regulatory authorities, including the possibility that any such regulatory authorities may, among other things, institute additional formal or informal enforcement actions against us or Integra Bank which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; (2) our ability to comply with the capital directive and other regulatory agreements, for which non-compliance could result in the imposition of additional enforcement actions, requirements or restrictions; (3) our ability to improve the quality of our assets and maintain an adequate allowance for loan losses; (4) the adverse impact that Integra Bank’s capital ratios may have on the availability of funding sources, including brokered deposits and public funds; (5) the risks presented by continued unfavorable economic conditions in our market area, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates; (6) changes in the interest rate environment that reduce our net interest margin and negatively affect funding sources; (7)  the possibility that we may not be able to raise the capital necessary to meet the minimum levels required by our primary regulators; (8) the possibility that we may be compelled to seek additional liquidity in the future to improve liquidity, but liquidity may not be available when needed or on acceptable terms; (9) the impact of our suspension of dividends on our outstanding preferred stock and deferral of payments on our subordinated debentures relating to our outstanding trust preferred securities; (10) our ability to regain compliance with the minimum bid requirement necessary to retain the listing of our common stock on the Nasdaq Stock Market; (11) competitive pressures among depository institutions; (12) effects of critical accounting policies and judgments; (13) changes in accounting policies or procedures as may be required by the financial institution regulatory agencies or the Financial Accounting Standards Board; (14) legislative or regulatory changes or actions, including financial reform legislation, or significant litigation that adversely affects us or our business; (15) future legislative or regulatory changes in the United States Department of Treasury’s Troubled Asset Relief Program Capital Purchase Program; (16) our ability to attract and retain key personnel; (17) our ability to secure confidential information through our computer systems and telecommunications network; and; (18) other factors we describe in the periodic reports and other documents we file with the SEC.  We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Mike Alley, Chairman and CEO - 812-461-5795
Mike Carroll, Chief Financial Officer - 812-464-9673
Gretchen Dunn, Shareholder Relations - 812-464-9677

Web site:

We routinely post important information for investors on our website, http://www.integrabank.com, in the “Investor Relations” section under “Corporate Information”. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Summary Operating Results Data

Here is a summary of Integra Bank Corporation’s third quarter 2010 operating results:

Net income (loss) available to common shareholders of $(17.3) million for third quarter 2010

•	Compared with $(10.2) million for second quarter 2010

•	Compared with $(20.9) million for third quarter 2009

Diluted net income (loss) per common share of $(0.84) for third quarter 2010

•	Compared with $(0.49) for second quarter 2010

•	Compared with $(1.01) for third quarter 2009

Return on assets of (2.22)% for third quarter 2010

•	Compared with (1.21)% for second quarter 2010

•	Compared with (2.34)% for third quarter 2009

Return on equity of (133.56)% for third quarter 2010

•	Compared with (74.03)% for second quarter 2010

•	Compared with (35.29)% for third quarter 2009

Net interest margin of 2.08% for third quarter 2010

•	Compared with 2.32% for second quarter 2010

•	Compared with 2.35% for third quarter 2009

Allowance for loan losses of $95.5 million or 6.56% of loans at September 30, 2010

•	Compared with $96.2 million or 6.43% at June 30, 2010

•	Compared with $79.4 million or 3.60% at September 30, 2009

•	Equaled 44.9% of non-performing loans at September 30, 2010, compared with 41.6% at June 30, 2010 and 41.8% at September 30, 2009

Non-performing assets of $247.6 million or 16.60% of loans and other real estate owned at September 30, 2010

•	Compared with $265.1 million or 17.32% at June 30, 2010

•	Compared with $216.3 million or 9.69% at September 30, 2009

Annualized net charge-off rate of 6.43% for third quarter 2010

•	Compared with 2.49% for second quarter 2010

•	Compared with 3.74% for third quarter 2009

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2010	December 31, 2009	September 30, 2009
ASSETS
Cash and due from banks	$500,600	$304,921	$391,171
Federal funds sold and other short-term investments	50,031	49,653	49,946
Loans held for sale (at lower of cost or market value)	4,148	93,572	41,253
Securities available for sale	544,559	361,719	342,240
Securities held for trading	148	36	13,237
Regulatory stock	24,713	29,124	29,124
Loans	1,456,967	2,019,732	2,205,661
Less: Allowance for loan losses	(95,539)	(88,670)	(79,364)
Net loans	1,361,428	1,931,062	2,126,297
Premises and equipment	32,768	37,814	45,296
Premises and equipment held for sale	3,134	4,249	-
Other intangible assets	4,173	8,242	8,664
Other assets	101,443	101,549	211,097
TOTAL ASSETS	$2,627,145	$2,921,941	$3,258,325

LIABILITIES
Deposits:
Non-interest-bearing demand	$227,106	$263,530	$287,723
Non-interest-bearing held for sale	-	7,319	-
Interest-bearing	1,925,464	2,004,369	2,185,039
Interest-bearing held for sale	-	89,888	-
Total deposits	2,152,570	2,365,106	2,472,762
Short-term borrowings	55,841	62,114	188,011
Long-term borrowings	348,161	361,071	361,364
Other liabilities	38,667	31,304	33,656
TOTAL LIABILITIES	2,595,239	2,819,595	3,055,793

SHAREHOLDERS' EQUITY
Preferred stock - no par, $1,000 per share liquidation preference - 1,000,000 shares authorized	82,271	82,011	81,928
Common stock - $1.00 stated value - 129,000,000 shares authorized	21,066	20,848	20,937
Additional paid-in capital	217,068	216,939	217,205
Retained earnings	(291,742)	(210,371)	(114,320)
Accumulated other comprehensive income (loss)	3,243	(7,081)	(3,218)
TOTAL SHAREHOLDERS' EQUITY	31,906	102,346	202,532
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,627,145	$2,921,941	$3,258,325

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
INTEREST INCOME
Interest and fees on loans and leases	$17,934	$20,971	$21,618	$23,178	$24,566
Interest and dividends on securities available for sale	3,691	3,715	3,544	3,514	3,857
Interest on securities held for trading	-	-	-	58	81
Dividends on regulatory stock	135	186	221	169	337
Interest on loans held for sale	29	32	26	197	89
Interest on federal funds sold and other investments	395	327	219	206	272
Total interest income	22,184	25,231	25,628	27,322	29,202
INTEREST EXPENSE
Interest on deposits	7,674	8,483	8,102	8,919	10,356
Interest on short-term borrowings	54	52	45	68	268
Interest on long-term borrowings	2,995	2,785	2,621	2,606	2,528
Total interest expense	10,723	11,320	10,768	11,593	13,152
NET INTEREST INCOME	11,461	13,911	14,860	15,729	16,050
Provision for loan losses	26,240	19,280	52,700	30,525	18,913
Net interest income after provision for loan losses	(14,779)	(5,369)	(37,840)	(14,796)	(2,863)
NON-INTEREST INCOME
Service charges on deposit accounts	3,685	4,559	3,985	5,096	5,335
Trust income	440	456	495	450	630
Debit card income-interchange	1,207	1,414	1,310	1,363	1,368
Other service charges and fees	976	1,011	1,079	995	1,098
Securities gains (losses)	(585)	3,351	(212)	3	6,578
Net premiums on sale of deposits	11,241	4,371	-	5,262	-
Net gains on sale of divested loans	9,498	2,342	-	51	676
Other	917	963	933	613	(858)
Total non-interest income	27,379	18,467	7,590	13,833	14,827
NON-INTEREST EXPENSE
Salaries and employee benefits	8,909	8,900	9,198	8,411	10,187
Occupancy	1,929	2,000	2,118	2,192	2,348
Equipment	638	687	750	745	749
Professional fees	4,315	2,776	1,693	1,967	1,699
Communication and transportation	873	891	997	968	1,126
Loan and OREO expense	5,813	1,404	1,597	1,122	2,545
FDIC assessment	2,753	2,338	2,043	2,005	1,721
Amortization of intangible assets	286	412	412	422	421
Other	3,280	3,078	3,685	5,326	3,573
Total non-interest expense	28,796	22,486	22,493	23,158	24,369
Income (Loss) before income taxes	(16,196)	(9,388)	(52,743)	(24,121)	(12,405)
Income taxes expense (benefit)	(42)	(316)	8	70,802	7,330
NET INCOME (LOSS)	(16,154)	(9,072)	(52,751)	(94,923)	(19,735)
Preferred stock dividends and discount accretion	1,133	1,133	1,128	1,129	1,117
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(17,287)	$(10,205)	$(53,879)	$(96,052)	$(20,852)
Earnings (Loss) per common share:
Basic	$(0.84)	$(0.49)	$(2.61)	$(4.64)	$(1.01)
Diluted	(0.84)	(0.49)	(2.61)	(4.64)	(1.01)
Weighted average common shares outstanding:
Basic	20,686	20,664	20,666	20,685	20,707
Diluted	20,686	20,664	20,666	20,685	20,707

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
INTEREST INCOME
Interest and fees on loans and leases	$17,934	$24,566	$60,523	$76,007
Interest and dividends on securities available for sale	3,691	3,857	10,950	16,161
Interest on securities held for trading	-	81	-	103
Dividends on regulatory stock	135	337	542	1,015
Interest on loans held for sale	29	89	87	319
Interest on federal funds sold and other investments	395	272	941	539
Total interest income	22,184	29,202	73,043	94,144
INTEREST EXPENSE
Interest on deposits	7,674	10,356	24,259	34,302
Interest on short-term borrowings	54	268	151	1,614
Interest on long-term borrowings	2,995	2,528	8,401	7,921
Total interest expense	10,723	13,152	32,811	43,837
NET INTEREST INCOME	11,461	16,050	40,232	50,307
Provision for loan losses	26,240	18,913	98,220	82,843
Net interest income after provision for loan losses	(14,779)	(2,863)	(57,988)	(32,536)
NON-INTEREST INCOME
Service charges on deposit accounts	3,685	5,335	12,229	14,783
Trust income	440	630	1,391	1,652
Debit card income-interchange	1,207	1,368	3,931	3,998
Other service charges and fees	976	1,098	3,066	3,142
Securities gains (losses)	(585)	6,578	2,554	(13,427)
Net premiums on sale of deposits	11,241	-	15,612	2,549
Net gains on sale of divested loans	9,498	676	11,840	676
Other	917	(858)	2,813	(4,038)
Total non-interest income	27,379	14,827	53,436	9,335
NON-INTEREST EXPENSE
Salaries and employee benefits	8,909	10,187	27,007	33,823
Occupancy	1,929	2,348	6,047	7,307
Equipment	638	749	2,075	2,406
Professional fees	4,315	1,699	8,784	5,486
Communication and transportation	873	1,126	2,761	3,378
Loan and OREO expense	5,813	2,545	8,814	9,881
FDIC Assessment	2,753	1,721	7,134	5,676
Amortization of intangible assets	286	421	1,110	1,264
Other	3,280	3,573	10,043	13,790
Total non-interest expense	28,796	24,369	73,775	83,011
Income (Loss) before income taxes	(16,196)	(12,405)	(78,327)	(106,212)
Income taxes expense (benefit)	(42)	7,330	(350)	(9,952)
NET INCOME (LOSS)	(16,154)	(19,735)	(77,977)	(96,260)
Preferred stock dividends and discount accretion	1,133	1,117	3,394	2,669
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(17,287)	$(20,852)	$(81,371)	$(98,929)
Earnings (Loss) per share:
Basic	$(0.84)	$(1.01)	$(3.94)	$(4.78)
Diluted	(0.84)	(1.01)	(3.94)	(4.78)
Weighted average shares outstanding:
Basic	20,686	20,707	20,672	20,713
Diluted	20,686	20,707	20,672	20,713

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
EARNINGS DATA
Net Interest Income (tax-equivalent)	$11,608	$14,083	$15,034	$15,948	$16,472
Net Income (Loss)	(16,154)	(9,072)	(52,751)	(94,923)	(19,735)

COMMON SHARE DATA
Net Income (Loss)	(17,287)	(10,205)	(53,879)	(96,052)	(20,852)
Basic Earnings Per Share	(0.84)	(0.49)	(2.61)	(4.64)	(1.01)
Diluted Earnings Per Share	(0.84)	(0.49)	(2.61)	(4.64)	(1.01)

PERFORMANCE RATIOS
Return on Assets	(2.22)%	(1.21)%	(7.27)%	(12.09)%	(2.34)%
Return on Equity	(133.56)	(74.03)	(219.52)	(191.76)	(35.29)
Net Interest Margin (tax-equivalent)	2.08	2.32	2.40	2.40	2.35
Tier 1 Risk-Based Capital	2.15	2.73	3.08	6.17	8.21
Total Risk-Based Capital	4.30	5.47	6.16	9.94	10.44
Tangible Common Equity to Tangible Assets	(2.08)	(1.46)	(1.29)	0.42	3.44
Efficiency Ratio	151.39	98.17	96.70	92.75	96.76

AT PERIOD END
Assets	$2,627,145	$2,969,811	$2,912,530	$2,921,941	$3,258,325
Interest-Earning Assets	2,080,566	2,324,467	2,451,908	2,553,836	2,681,461
Total Loans	1,456,967	1,497,106	1,905,502	2,019,732	2,205,661
Deposits	2,152,570	2,472,454	2,417,573	2,365,106	2,472,762
Low Cost Deposits (1)	753,665	931,807	1,023,810	1,029,937	1,066,985
Interest-Bearing Liabilities	2,329,466	2,638,691	2,568,066	2,517,442	2,734,414
Shareholders' Equity	31,906	46,280	52,575	102,346	202,532
Unrealized Gains (Losses) on Market Securities (FASB 115)	5,073	2,449	(1,227)	(4,977)	(2,453)

AVERAGE BALANCES
Assets	$2,888,481	$3,012,565	$2,940,807	$3,115,805	$3,349,459
Interest-Earning Assets (2)	2,218,600	2,430,801	2,526,744	2,645,521	2,790,157
Total Loans (3)	1,662,169	1,961,016	2,082,099	2,179,607	2,319,141
Deposits	2,394,239	2,517,030	2,389,650	2,445,514	2,520,448
Low Cost Deposits (1)	875,507	1,009,644	1,032,023	1,076,090	1,059,055
Interest-Bearing Liabilities	2,551,341	2,667,435	2,538,843	2,586,711	2,804,857
Shareholders' Equity	47,988	49,158	97,456	196,391	221,894
Basic Common Shares	20,686	20,664	20,666	20,685	20,707
Diluted Common Shares	20,686	20,664	20,666	20,685	20,707

(1)	Defined as interest checking, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Average total loans include loans held for sale in probable branch divestiture.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con't
(In thousands, except ratios and yields)

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
ASSET QUALITY
Non-Performing Assets:
Non Accrual Loans	$212,345	$223,476	$220,744	$210,753	$185,558
Loans 90+ Days Past Due	321	7,841	1,361	4,127	4,339
Non-Performing Loans	212,666	231,317	222,105	214,880	189,897
Other Real Estate Owned	34,814	33,706	36,173	31,982	26,435
Trust preferred held for trading	148	60	215	36	-
Non-Performing Assets	$247,628	$265,083	$258,493	$246,898	$216,332

Allowance for Loan Losses:
Beginning Balance	$96,221	$101,981	$88,670	$79,364	$82,309
Provision for Loan Losses	26,240	19,280	52,700	30,525	18,913
Allowance related to divested loans sold	-	(12,866)	-	-	-
Recoveries	437	1,160	724	1,007	538
Loans Charged Off	(27,359)	(13,334)	(40,113)	(22,226)	(22,396)
Ending Balance	$95,539	$96,221	$101,981	$88,670	$79,364

Ratios:
Allowance for Loan Losses to Loans	6.56%	6.43%	5.35%	4.39%	3.60%
Allowance for Loan Losses to Average Loans	5.75	4.91	4.90	4.07	3.42
Allowance to Non-performing Loans	44.92	41.60	45.92	41.26	41.79
Non-performing Loans to Loans	14.60	15.45	11.66	10.64	8.61
Non-performing Assets to Loans and Other Real Estate Owned	16.60	17.32	13.31	12.03	9.69
Net Charge-Off Ratio	6.43	2.49	7.67	3.86	3.74

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	4.25%	4.26%	4.18%	4.20%	4.18%
Securities	3.18	3.92	4.03	4.13	4.42
Regulatory Stock	2.06	2.83	3.08	2.32	4.63
Other Earning Assets	3.17	2.74	1.91	2.05	2.60
Total Earning Assets	4.00	4.19	4.13	4.14	4.22

Cost of Funds
Interest Bearing Deposits	1.42	1.51	1.55	1.65	1.84
Other Interest Bearing Liabilities	2.94	2.73	2.54	2.38	1.92
Total Interest Bearing Liabilities	1.67	1.70	1.72	1.78	1.86
Total Interest Expense to Earning Assets	1.92	1.87	1.73	1.74	1.87
Net Interest Margin	2.08%	2.32%	2.40%	2.40%	2.35%